Exhibit 99.1

Contact: Brian K. Miller
Vice President — Finance
Tyler Technologies, Inc.
(972) 713-3720
bmiller@tylerworks.com

FOR IMMEDIATE RELEASE

TYLER TECHNOLOGIES REPORTS 92% INCREASE IN
OPERATING INCOME FOR FIRST QUARTER 2004

Quarterly Revenues Rose 28%

Dallas, April 28, 2004 — Tyler Technologies, Inc. (NYSE: TYL) today reported that operating income for the quarter ended March 31, 2004 increased 92% from the same quarter of 2003, as revenues grew 28%.

Total revenues for the quarter ended March 31, 2004 rose to $41.5 million from $32.3 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 33% for the quarter, while appraisal services revenues increased 18%.

Tyler’s results include the operations of Eden Systems, Inc. since its acquisition by Tyler in December 2003. Pro forma revenues, as if the acquisition of Eden had occurred as of the beginning of 2003, increased 19% in the first quarter of 2004.

Operating income for the quarter ended March 31, 2004 was $3.4 million, compared with operating income of $1.8 million in the same quarter of 2003.

Net income for the three months ended March 31, 2004 was $2.1 million, or $0.05 per diluted share. Net income for the three months ended March 31, 2003 amounted to $17.3 million, or $0.36 per diluted share. Excluding an after-tax realized gain of $16.2 million, or $0.34 per share, in connection with the cash sale of Tyler’s entire investment in H.T.E., Inc (HTE), net income in the quarter ended March 31, 2003 would have been $1.1 million, or $0.02 per share.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $6.3 million, or $0.14 per share, in the first quarter of 2004. Excluding the realized gain on the HTE investment in the first quarter of 2003, EBITDA in the first quarter of 2004 would have increased 61% over EBITDA of $3.9 million, or $0.08 per share, in the first quarter of 2003. EBITDA for the first quarter of 2003, including the HTE gain of $23.2 million, totaled $27.1 million, or $0.57 per share.

Free cash flow for the first quarter of 2004 was $3.8 million (cash provided by operating activities of $5.6 million minus capital expenditures of $1.8 million.) For the first quarter of 2003, free cash flow was negative $2.0 million (cash provided by operating activities of $105,000 minus capital expenditures of $2.1 million.) Tyler has no debt and ended the first quarter of 2004 with $31.8 million in cash, short-term investments, and certificates of deposit.

“This was, by a wide margin, Tyler’s best first quarter in terms of revenues and operating income since entering the technology sector,” said John M. Yeaman, Tyler’s President and Chief Executive Officer. “Our top-line growth was solid, with organic growth of approximately 19%. In addition, the Eden Systems acquisition contributed growth of approximately 9%.”

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Tyler Technologies Reports 92% Increase In
Operating Income For First Quarter 2004
April 28, 2004

Mr. Yeaman added, “Tyler’s overall gross margin was 35.8%, virtually unchanged from the first quarter of 2003. A continuation of the positive shift in our revenue mix helped overcome pressure on our appraisal services margins that resulted from increased use of subcontractors on certain appraisal projects. In the first quarter of 2004, 77.3% of our total revenues were software-related, compared to 74.6% of our revenues in the same quarter of 2003.

“Selling, general and administrative expenses declined to 25% of revenues in the current quarter from 28% in the same quarter last year. After a slight increase in amortization of acquisition intangibles, operating income nearly doubled from the first quarter of last year, and our operating margin grew to 8.1% from 5.4% last year.

“We are particularly pleased with the strong cash flow we experienced during the first quarter, which is historically our weakest quarter,” continued Mr. Yeaman. “As expected, our capital spending for software development this quarter was below last year’s level. In addition, we continued to repurchase our common stock on the open market under the existing board authorization. During the first quarter, Tyler repurchased 191,300 shares of common stock at an average cost of $9.33 per share.”

“Our outlook for 2004 remains positive, and our guidance has not changed,” said Mr. Yeaman. “We still expect that revenue growth for the year 2004 will be in a range of 20% to 24%, with approximately half of the growth coming from the acquisition of Eden Systems. Net earnings for 2004 are expected to be in the range of $12 million to $13 million, with fully diluted earnings per share of $0.27 to $0.29. As in the past two years, the majority of annual earnings for 2004 are expected to come in the second half of the year. Tyler’s effective income tax rate for 2004 is currently expected to be approximately 40%. In addition, we expect that total capital expenditures in 2004 will be below 2003 expenditures, with capital spending in the range of $8.0 million to $8.5 million.”

Tyler Technologies will hold a conference call on Thursday, April 29 at 11:00 a.m. Eastern time to discuss the Company’s results. A live webcast of the call can be accessed on the Company’s Web site at www.tylerworks.com. A replay will be available on Tyler’s Web site following the conference call.

Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services to local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. More information about Tyler Technologies can be found on the World Wide Web at www.tylerworks.com.

-more-

Tyler Technologies Reports 92% Increase In
Operating Income For First Quarter 2004
April 28, 2004

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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(Comparative results follow)

12-04

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Software licenses	$6,852	$5,460
Software services	11,602	7,706
Maintenance	13,581	10,935
Appraisal services	7,954	6,751
Hardware and other	1,473	1,473

Total revenues	41,462	32,325
Cost of revenues:
Software licenses	2,017	1,544
Software services and maintenance	17,324	13,282
Appraisal services	6,332	4,748
Hardware and other	964	1,107

Total cost of revenues	26,637	20,681
Gross profit	14,825	11,644
Selling, general and administrative expenses	10,527	9,101
Amortization of acquisition intangibles	922	785

Operating income	3,376	1,758
Realized gain on sale of investment in H.T.E., Inc.	—	23,233
Other income (expense), net	102	9

Income before income taxes	3,478	25,000
Income tax provision	1,387	7,704

Net income	$2,091	$17,296

Earnings per common share:
Basic	$0.05	$0.38

Diluted	$0.05	$0.36

EBITDA (1)	$6,289	$27,145

EBITDA per diluted share	$0.14	$0.57

Weighted average common shares outstanding:
Basic	41,468	45,951
Diluted	45,062	47,738

(1)	EBITDA consists of net income before interest, income taxes, depreciation and amortization. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. The following reconciles EBITDA to net income for the periods presented:

	Three Months Ended March 31,
	2004	2003
Net income	$2,091	$17,296
Amortization of acquisition intangibles	922	785
Depreciation and other amortization included in cost of revenues and selling, general and administrative expenses	1,979	1,369
Interest (income) expense included in other income (expense), net	(90)	(9)
Income tax provision	1,387	7,704

EBITDA (2003 includes $23,233 gross realized gain on sale of investment in H.T.E., Inc.)	$6,289	$27,145

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2004	December 31,
	(unaudited)	2003
ASSETS
Current assets:
Cash and cash equivalents	$12,539	$10,268
Short-term investments available-for-sale	11,747	11,669
Accounts receivable, net	36,727	38,411
Other current assets	4,681	4,237
Deferred income taxes	1,536	1,536

Total current assets	67,230	66,121
Property and equipment, net	6,238	6,505
Other assets:
Certificate of deposit	7,500	7,500
Goodwill and other intangibles, net	100,251	101,812
Other	331	314

Total assets	$181,550	$182,252

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$49,291	$51,148
Deferred income taxes	13,182	13,182
Minority interest	4	15
Shareholders’ equity	119,073	117,907

Total liabilities and shareholders’ equity	$181,550	$182,252